Exhibit 99.1

ITW NEWS RELEASE

______________________________________________________________________________

ITW Reports Diluted Income Per Share from Continuing Operations of $1.01 in the 2008 Second Quarter; Diluted Income Per Share from Continuing Operations Grew 17 Percent and Revenues Increased 10.5 Percent in the Quarter

GLENVIEW, ILLINOIS—(July 17, 2008)—Illinois Tool Works Inc. (NYSE:ITW) today reported 17 percent growth in 2008 second quarter diluted income per share from continuing operations. In addition, the Company’s revenues grew 10.5 percent, operating income increased 8.8 percent and income from continuing operations rose 10.0 percent in the most recent quarter.

The double-digit operating revenue increase in the quarter consisted of a 4.3 percent contribution from acquisitions and a 6.4 percent contribution from currency translation. Base revenues were flat in the quarter, with international base revenues growing 3 percent and North American base revenues declining 2 percent. For the 2008 second quarter, revenues were $4.570 billion versus $4.137 billion for the prior year period. Second quarter operating income was $756.7 million compared to $695.6 million. Income from continuing operations was $528.5 million versus $480.4 million.

In the 2008 second quarter, total company operating margins of 16.6 percent were 20 basis points lower than the prior year period due to the dilutive impact of acquisitions and higher restructuring costs. Acquisitions lowered margins 30 basis points while restructuring reduced margins 20 basis points versus the year ago period. Notably, base margins were 30 basis points higher than a year ago.

“We believe our operating performance in the second quarter exemplifies the Company’s ability to outperform across slowing end markets thanks to our decentralized operating structure and our aggressive efforts to manage operating costs,” said David B. Speer, chairman and chief executive officer. “In addition, we remain focused on value-adding acquisitions as evidenced by the more than $500 million of acquired revenues we purchased through the end of the second quarter.”

Highlights for the 2008 second quarter include:

*Worldwide base revenues for the Power Systems and Electronics segment grew 7.7 percent in the quarter. Worldwide welding base revenues increased 8.9 percent and worldwide PC board fabrication base revenues grew 6.9 percent. Operating margins of 21.9 percent for the segment were 140 basis points higher than a year ago.

*Worldwide base revenues for the Polymers and Fluids segment increased 2.3 percent in the quarter. The segment was led by North American polymers which grew base revenues 9.4 percent. Operating margins of 18.3 percent for the segment were 60 basis points higher than the year ago period.

*Worldwide base revenues for the Transportation segment declined 4.7 percent in the quarter, with North American automotive base revenues decreasing 12.8 percent while international base revenues were essentially flat. North American automotive base revenues decreased only 13 percent even though Detroit 3 auto builds fell 21 percent in the quarter. New domestic auto builds decreased 1 percent in the quarter. Operating margins of 15.8 percent for the segment were 260 basis points lower than a year ago.

*Worldwide base revenues for the Construction segment decreased 4.3 percent in the quarter. North American construction base revenues declined 12.4 percent in the quarter while international base revenues grew 1.7 percent. Operating margins of 13.8 percent were 120 basis points lower than the year ago period.

*The Company’s free operating cash flow was $354.1 million in the second quarter. Free cash was utilized, in part, to acquire 10 companies in the second quarter representing $308 million of annualized revenues. Through June 30, 2008, the Company has completed 26 acquisitions representing $538 million of annualized revenues. The most notable acquisition in the second quarter was Stokvis, a specialty die cast adhesives business based in the Netherlands. With $261 million in revenues, Stokvis operates in 22 countries and serves broad end markets.

*Free cash was also employed to repurchase shares. In the second quarter, the Company paid $200 million to repurchase 3.9 million shares. Through June 30, the Company has paid $585.6 million to repurchase 11.8 million shares. The Company’s debt-to-capitalization at June 30, 2008 was 24 percent.

Looking ahead, the Company is forecasting diluted income per share from continuing operations of $0.93 to $0.99 for the 2008 third quarter. The 2008 third quarter forecast assumes a total company growth range of 10 percent to 14 percent. The Company is increasing its full-year diluted income per share from continuing operations to a range of $3.40 to $3.52. The full-year forecast assumes a total company revenue growth range of 9 percent to 12 percent. The full-year forecast also reflects a 22 cent after-tax charge to earnings taken in the first quarter due to impairment and European tax charges.

This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitations, statements regarding operating performance, revenue growth, operating income, diluted income per share from continuing operations, use of free cash, potential acquisitions, end market conditions, charges, and the Company’s related forecasts. These statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are set forth in ITW’s Form 10-Q for the 2008 first quarter.

With $16.2 billion in revenues, ITW is a multinational manufacturer of a diversified range of value-added industrial products and equipment. The Company consists of approximately 825 business units in 52 countries and employs some 60,000 people.

CONTACT: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
STATEMENT OF INCOME	2008	2007	2008	2007
Operating Revenues	$4,570,472	$4,136,836	$8,709,886	$7,853,477
Cost of revenues	2,946,725	2,657,405	5,644,691	5,070,415
Selling, administrative, and R&D expenses	822,435	744,056	1,602,895	1,439,032
Amortization of intangible assets	44,600	39,779	87,037	77,803
Impairment of goodwill and other intangible assets	—	—	98,590	2,154
Operating Income	756,712	695,596	1,276,673	1,264,073
Interest expense	(36,575)	(25,607)	(74,063)	(49,986)
Other income	24,233	22,025	2,835	37,079
Income From Continuing Operations Before Taxes	744,370	692,014	1,205,445	1,251,166
Income taxes	215,900	211,578	375,600	385,717
Income From Continuing Operations	528,470	480,436	829,845	865,449
Income (Loss) From Discontinued Operations	(380)	25,170	1,866	42,592
Net Income	$528,090	$505,606	$831,711	$908,041

Income Per Share from Continuing Operations:
Basic	$1.01	$0.86	$1.58	$1.55
Diluted	$1.01	$0.86	$1.57	$1.54

Income Per Share from Discontinued Operations:
Basic	$0.00	$0.05	$0.00	$0.08
Diluted	$0.00	$0.04	$0.00	$0.08

Net Income Per Share:
Basic	$1.01	$0.91	$1.59	$1.63
Diluted	$1.01	$0.90	$1.58	$1.61

Shares outstanding during the period:
Average	521,488	556,793	523,894	558,022
Average assuming dilution	525,209	561,244	527,467	562,388

ESTIMATED FREE OPERATING CASH FLOW	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2008	2007	2008	2007

Net cash provided by operating activities	$450,104	$531,638	$944,028	$954,457
Less: Additions to PP&E	(95,982)	(89,038)	(184,987)	(174,329)
Free operating cash flow	$354,122	$442,600	$759,041	$780,128

ILLINOIS TOOL WORKS INC.
(In thousands)
	JUNE 30,	MAR 31,	DEC 31,
STATEMENT OF FINANCIAL POSITION	2008	2008	2007
ASSETS
Cash and equivalents	$640,174	$927,441	$827,524
Trade receivables	3,302,285	3,014,391	2,915,546
Inventories	1,845,621	1,766,019	1,625,820
Deferred income taxes	209,103	190,940	189,093
Prepaids and other current assets	553,059	529,926	607,672
Total current assets	6,550,242	6,428,717	6,165,655

Net plant and equipment	2,285,049	2,247,641	2,194,010
Investments	506,407	506,983	507,567
Goodwill	4,753,450	4,476,496	4,387,165
Intangible assets	1,526,430	1,363,040	1,296,176
Deferred income taxes	68,482	70,113	61,416
Other assets	899,895	891,953	913,873
	$16,589,955	$15,984,943	$15,525,862

LIABILITIES and STOCKHOLDERS' EQUITY
Short-term debt	$1,465,927	$1,339,993	$410,512
Accounts payable	921,223	873,604	854,148
Accrued expenses	1,448,273	1,351,091	1,341,817
Cash dividends payable	145,423	146,379	148,427
Income taxes payable	194,363	212,133	205,381
Total current liabilities	4,175,209	3,923,200	2,960,285

Long-term debt	1,462,435	1,435,464	1,888,839
Deferred income taxes	376,741	301,126	260,658
Other liabilities	1,076,411	1,077,181	1,064,755
Total non-current liabilities	2,915,587	2,813,771	3,214,252

Common stock	5,311	5,307	5,625
Additional paid-in capital	61,213	30,928	173,610
Income reinvested in the business	8,822,359	8,439,692	9,879,065
Common stock held in treasury	(585,574)	(385,574)	(1,757,761)
Accumulated other comprehensive income	1,195,850	1,157,619	1,050,786
Total stockholders' equity	9,499,159	9,247,972	9,351,325
	$16,589,955	$15,984,943	$15,525,862